Aradigm Names John Siebert to the Board of Directors

HAYWARD, CA -- 11/06/2006 -- The Board of Directors of Aradigm Corporation (NASDAQ: ARDM) today announced the appointment of John M. Siebert, Ph.D. to the Board of Directors. Dr. Siebert is currently the Chairman and CEO of CyDex, a privately-held company that has been successfully out-licensing its substituted cyclodextrin technology for use in drug development and formulation to a number of major pharmaceutical companies. CyDex also uses that technology to develop proprietary products which are out-licensed or may be brought to market by CyDex in the future.

Dr. Siebert joined CyDex as Chief Executive Officer in 2003 and has focused the company on developing pharmaceutical products using CyDex's innovative drug delivery platform technology. The business model is similar to that used by Dr. Siebert at CIMA Labs, Inc. prior to joining CyDex. Dr. Siebert was President and Chief Executive Officer of CIMA Labs, Inc., leading that company's transition from a small drug delivery firm to a successful and profitable specialty pharmaceutical company. Prior to joining CIMA, Dr. Siebert had served in scientific, quality assurance and product development roles with G. D. Searle, E.R.Squibb, Bayer and Procter & Gamble. Dr. Siebert also held various senior executive positions at Dey Laboratories, a company that develops, manufactures and markets innovative airway and allergy medications. He has over 36 years of pharmaceutical industry experience. He holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University, and a Ph.D. in Organic Chemistry from the University of Missouri.

Dr Siebert said: "I am pleased to join Aradigm's Board to assist the company in its important transformation from the provider of innovative pulmonary delivery technologies to a respiratory specialty pharmaceutical company focusing on development of better products for patients with severe lung diseases."

Virgil Thompson, Aradigm's Chairman, said, "John brings a wealth of experience in drug development to Aradigm, and should prove quite helpful as Aradigm executes its vision and strategy of becoming a specialty pharmaceutical company."

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, pulmonary hypertension, asthma, inhalation anthrax infections and smoking cessation.

In addition, Aradigm's AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Novo Nordisk also remains a substantial shareholder and investor in Aradigm.

Additional information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including preclinical and clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm and AERx are registered trademarks of Aradigm Corporation.

Contact:
Investor Relations
Aradigm Corporation
(510) 265-9370